Exhibit 99.2

Reportable Business Segment Information
PPG is a multinational manufacturer with 10 operating segments that are organized based on the Company’s major product lines. These operating segments are also the Company’s reporting units for purposes of testing goodwill for impairment. The operating segments have been aggregated based on economic similarities, the nature of their products, production processes, end-use markets and methods of distribution into three reportable business segments.
The Performance Coatings reportable segment is comprised of the refinish, aerospace, architectural coatings – Americas and Asia Pacific, architectural coatings - EMEA, and protective and marine coatings operating segments. This reportable segment primarily supplies a variety of protective and decorative coatings, sealants and finishes along with paint strippers, stains and related chemicals, as well as transparencies and transparent armor.
The Industrial Coatings reportable segment is comprised of the automotive original equipment manufacturer (“OEM”) coatings, industrial coatings, packaging coatings, and the specialty coatings and materials operating segments. This reportable segment primarily supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants, metal pretreatment products, optical monomers and coatings, precipitated silicas, Teslin® and other specialty materials.
The Glass reportable segment is comprised of the fiber glass operating segment. This reportable segment primarily supplies continuous-strand fiber glass products.
The following is the unaudited historical reportable segment information updated to reflect the flat glass sales and results of operations as discontinued operations:

($ in millions)	Three Months Ended March 31, 2016	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Net sales:
Performance Coatings	$2,039	$2,338	$4,377
Industrial Coatings	1,372	1,444	2,816
Glass	133	139	272
Total	$3,544	$3,921	$7,465
Segment income:
Performance Coatings	$279	$428	$707
Industrial Coatings	265	292	557
Glass	14	15	29
Total	558	735	1,293
Corporate	(61)	(59)	(120)
Interest expense, net of interest income	(24)	(24)	(48)
Legacy items (a)	(11)	(11)	(22)
Asset write-downs	(4)	(10)	(14)
Gain from sale of equity affiliate	—	20	20
Transaction-related costs (b)	(2)	(7)	(9)
Income from continuing operations before income taxes	$456	$644	$1,100

(a)
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority ownership investment in Pittsburgh Glass Works, LLC.

(b)
Transaction-related costs include advisory, legal, accounting, valuation and other professional or consulting fees incurred to effect significant acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs also include the flow-through cost of sales for the step up to fair value of inventories acquired in acquisitions. These costs also include certain severance costs and charges associated with the Company's recent business portfolio transformation.

($ in millions)	Three Months Ended December 31, 2015	Year Ended December 31, 2015
Net sales:
Performance Coatings	$2,060	$8,765
Industrial Coatings	1,371	5,476
Glass	121	525
Total	$3,552	$14,766
Segment income:
Performance Coatings	$250	$1,302
Industrial Coatings	240	985
Glass	11	38
Total	501	2,325
Corporate	(57)	(221)
Interest expense, net of interest income	(23)	(86)
Legacy items (a)	(14)	(51)
Transaction-related costs (b)	(17)	(44)
Business restructuring	—	(140)
Income from continuing operations before income taxes	$390	$1,783

($ in millions)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Net sales:
Performance Coatings	$2,240	$6,705
Industrial Coatings	1,354	4,105
Glass	131	404
Total	$3,725	$11,214
Segment income:
Performance Coatings	$379	$1,052
Industrial Coatings	241	745
Glass	6	27
Total	626	1,824
Corporate	(34)	(164)
Interest expense, net of interest income	(21)	(63)
Legacy items (a)	(16)	(37)
Transaction-related costs (b)	(1)	(27)
Business restructuring	—	(140)
Income from continuing operations before income taxes	$554	$1,393

(a)
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority ownership investment in Pittsburgh Glass Works, LLC.

(b)
Transaction-related costs include advisory, legal, accounting, valuation and other professional or consulting fees incurred to effect significant acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs also include the flow-through cost of sales for the step up to fair value of inventories acquired in acquisitions. These costs also include certain severance costs and charges associated with the Company's recent business portfolio transformation.